UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 28, 2006

AMERICANWEST BANCORPORATION

(Exact name of registrant as specified in its charter)

Washington	0-18561	91-1259511
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

41 W. Riverside Avenue, Suite 400 Spokane, WA	99201
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (509) 467-6993

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements for Certain Officers

(e) On November 28, 2006, AmericanWest Bancorporation (“AmericanWest”) entered into two related agreements with Robert M. Daugherty, its President & Chief Executive Officer. Copies of the agreements are included as an exhibit to this filing.

The first agreement (the “Amendment”) amends the terms of a stock option agreement dated September 20, 2004 (the “2004 Grant Agreement”) under which Mr. Daugherty was granted 173,545 non-qualified stock options in connection with his initial hiring by AmericanWest and in accordance with the terms of his employment agreement dated September 17, 2004 (the “Employment Agreement”).

The Employment Agreement and the 2004 Grant Agreement each provided for the exercise price of the options to equal the closing price of AmericanWest common stock on September 3, 2004, the date on which the parties reached final agreement on the economic terms of Mr. Daugherty’s employment. The exercise price was therefore set in both of those agreements at $18.07 per share, the closing stock price as reported by the Nasdaq on September 3, 2004. The equivalent closing market price on September 20, 2004, the effective date of Mr. Daugherty’s appointment and the 2004 Grant Agreement, was $18.71.

The Amendment provides for the exercise price of the 158,836 presently unexercised stock options issued under the 2004 Grant Agreement to be increased from $18.07 to $18.71 per share in order to avoid the adverse tax consequences to both Mr. Daugherty and AmericanWest associated with discounted stock options under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). It further conforms the term of the option to the original intent of the parties for the option to expire after 10 years and to reflect the vesting schedule by means of specifying the exact number of shares in each vesting tranche, as was set forth in the Employment Agreement, rather than in percentages of the whole grant, which would result in partial shares.

The second agreement entered into between AmericanWest and Mr. Daugherty (the “Stock Grant Agreement”), which is effective January 2, 2007, provides for a grant of 5,433 restricted shares to replace the aggregate value of the discount foregone by Mr. Daugherty as a result of the increase in the option exercise price pursuant to the Amendment. The amount of the discount was calculated by multiplying the difference between the original and amended option exercise prices ($0.64) by the number of presently unexercised options held by Mr. Daugherty, or $101,655. The number of restricted shares granted under the Stock Grant Agreement was calculated by dividing the aggregate discount amount of $101,655 by $18.71, the market value of AmericanWest common stock as of the effective date of Mr. Daugherty’s appointment and of the 2004 Grant Agreement, September 20, 2004.

The Stock Grant Agreement provides that 2,033 shares will vest as of its effective date and that the balance of the shares will vest (in full or in part) on September 20, 2007 and September 20, 2008 (the vesting dates of the final two option tranches under the 2004 Grant Agreement), subject to the market value of AmericanWest common stock exceeding $18.07 per share during a specified measurement period. To the extent all or a portion of the shares are not vested on either of the two dates, the Agreement provides for subsequent annual remeasurement through the expiration of the 2004 Grant Agreement (September 19, 2014).

Both AmericanWest and Mr. Daugherty believe that the Amendment and the Stock Grant Agreement, in combination, are an equitable solution to avoid adverse tax consequences associated with discounted stock options under Section 409A, which was enacted after the execution by the parties of the 2004 Grant Agreement and the Employment Agreement.

AmericanWest expects to recognize net additional compensation expense for these stock grants of approximately $53,000 during the fourth quarter of 2006, $29,000 during 2007 and $10,000 during 2008.

Section 9 – Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits

(d) Exhibit No.	Exhibit Description

99.1	Amendment to Nonqualified Stock Option Agreement dated effective September 20, 2004 between AmericanWest Bancorporation and Robert M. Daugherty.

99.2	Restricted Stock Grant Agreement dated November 28, 2006 between AmericanWest Bancorporation and Robert M. Daugherty.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICANWEST BANCORPORATION, a Washington Corporation

Dated: December 1, 2006	/s/ Patrick J. Rusnak
Patrick J. Rusnak Executive Vice President & Chief Operating Officer